EXHIBIT 99.1

Press Release

For Immediate Release

WMI LIQUIDATING TRUST ANNOUNCES DISTRIBUTION

WMI Liquidating Trust to Distribute Approximately $74 Million

SEATTLE, July 27, 2012 –WMI Liquidating Trust (the “Liquidating Trust”), formed pursuant to the recently confirmed and consummated Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”) of Washington Mutual, Inc. (“WMI”), today announced that it will make a distribution (the “Distribution”) of approximately $74 million to beneficiaries of the Liquidating Trust in a manner consistent with the terms of the Plan.

In accordance with the priority of payments described on Exhibit H to the Plan, the Distribution will be allocated to claimants in “Tranche 2” in the following amounts: $15 million to holders of Allowed Senior Notes Claims; $56 million to holders of Allowed Senior Subordinated Notes Claims; and $3 million to holders of Allowed General Unsecured Claims.

The Distribution will be initiated by the Liquidating Trust on Wednesday, August 1, 2012.  More detail associated with this Distribution will be reflected on the next Quarterly Summary Report (the “QSR”) to be filed by the Liquidating Trust with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for the period ending on June 30, 2012 (which QSR is expected to be filed on or about July 30, 2012).

The Distribution is possible primarily as a result of recent favorable decisions by the Bankruptcy Court permitting the release of a claim reserve of approximately $22 million that had been established in conjunction with various disputed claims, as well as a release of approximately $52 million for amounts previously reserved to pay professional fees.

Further information about WMI Liquidating Trust can be found at www.wmitrust.com.

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Contact

Andrew Siegel / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449